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                                  EXHIBIT 12

     SOUTHWEST ROYALTIES, INC.
          DEBT OFFERING
COMPUTATION OF INCOME/FIXED CHARGES
        (AMOUNTS IN 000'S)
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                                         YEAR ENDED DECEMBER 31,                            NINE MONTHS ENDED SEPTEMBER 30,
                    -----------------------------------------------------------------       -------------------------------
                                                                            PRO FORMA                              PRO FORMA
                      1992      1993       1994        1995        1996        1996          1996        1997        1997
                    ------     ------     ------     -------     -------     -------        ------     -------     --------
Rent                $  213     $  234     $  240     $   268     $   243     $   243        $  242     $   207     $    207
                    ======     ======     ======     =======     =======     =======        ======     =======     ========

Rent x 1/3              71         78         80          89          81          81            81          69           69

Interest Expense     1,999      2,260      1,975       5,635      10,016      31,862         7,180      10,950       24,617
                    ------     ------     ------     -------     -------     -------        ------     -------     --------
Total Fixed Charges  2,070      2,338      2,055       5,724      10,097      31,943         7,261      11,019       24,686
                    ------     ------     ------     -------     -------     -------        ------     -------     --------
Earnings (loss) before
  income taxes,
  minority interest
  and equity in
  earnings of
  subsidiary         1,021        219        525      (3,149)        589      (9,460)          (33)     (4,465)     (11,676)
Equity in earnings
  of subsidiary        --         --         --         --           --         (448)          --          --            (4)
                    ------     ------     ------     -------     -------     -------        ------     -------     --------
Earnings (loss) before
  income taxes,
  minority interest
  and equity in
  earnings of
  subsidiary plus
  fixed Charges     $3,091     $2,557     $2,580     $ 2,575     $10,686     $22,035        $7,228     $ 6,554     $ 13,006
                    ======     ======     ======     =======     =======     =======        ======     =======     ========
Ratio Adjusted
  Net Income to
  Fixed Charges        1.5 x      1.1 x      1.3 x        (1)        1.1 x        (1)           (1)         (1)          (1)

(1)  Earnings were insufficient to cover fixed charges by $3,149,000, $33,000 and $4,465,000 for the historical periods ended
     December 31, 1995, September 30, 1996 and September 30, 1997, respectively, and $9,908,000 and $11,680,000 for the pro forma periods ended December 31, 1996 and September 30, 1997.
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